EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-103748) of J.B. Hunt Transport Services, Inc. of our report dated June 28, 2023 relating to the financial statements and supplemental schedule of J.B. Hunt Transport Services, Inc. Employee Retirement Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Fayetteville, AR

June 28, 2023